Exhibit 99.1

Contacts:

ACADIA Pharmaceuticals Inc.

Lisa Barthelemy, Director, Investor Relations

Thomas H. Aasen, Vice President and Chief Financial Officer

(858) 558-2871

ACADIA PHARMACEUTICALS REPORTS THIRD

QUARTER 2006 FINANCIAL RESULTS

SAN DIEGO, CA November 6, 2006 – ACADIA Pharmaceuticals Inc. (Nasdaq: ACAD), a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders, today reported its unaudited financial results for the third quarter and nine months ended September 30, 2006.

ACADIA reported a net loss of $11.3 million for the third quarter of 2006 compared to a net loss of $12.3 million for the third quarter of 2005. For the nine months ended September 30, 2006, ACADIA reported a net loss of $32.6 million, compared to a net loss of $23.9 million for the comparable period of 2005.

At September 30, 2006, ACADIA’s cash, cash equivalents, and investment securities totaled $94.7 million compared to $55.5 million at December 31, 2005. The increase in cash was primarily due to net proceeds from sales of equity securities, including $59.4 million raised in a follow-on public offering during the second quarter of 2006 and $10 million received from the sale of common stock to Sepracor Inc. in January 2006, partially offset by cash used to fund ACADIA’s operations.

“During the third quarter, we accelerated patient enrollment in our large Phase II adjunctive therapy trial with ACP-103 in patients with schizophrenia. I am pleased to announce that we completed patient enrollment early in the fourth quarter and we remain on track to provide top-line results from this study in the first quarter of 2007,” said Uli Hacksell, Ph.D., ACADIA’s Chief Executive Officer. “We also continue to make important progress in our preparations for upcoming studies in our other clinical programs, including the first pivotal trial in our Phase III development program with ACP-103 for the treatment of Parkinson’s disease psychosis.”

Revenues totaled $1.9 million for the third quarter of 2006 compared to $3.7 million for the third quarter of 2005. This decrease was primarily due to lower revenues under ACADIA’s collaborations with Allergan, Inc. Revenues from ACADIA’s agreements with Sepracor and The Stanley Medical Research Institute totaled $945,000 and $500,000, respectively, for the third quarter of 2006, and were comparable to revenues recognized under these agreements during the third quarter of 2005.

Research and development expenses totaled $16.1 million for the third quarter of 2006, including $561,000 in stock-based compensation, compared to $8.4 million for the third quarter of 2005, including $337,000 in stock-based compensation. The increase in research and development expenses was primarily due to increased clinical development activity associated with ACADIA’s proprietary Phase II-stage programs. External service costs increased to $9.6 million for the third quarter of 2006 compared to $2.6 million for the third quarter of 2005 primarily due to accelerated patient enrollment and related costs for ACADIA’s Phase II adjunctive therapy trial with ACP-103 in patients with schizophrenia. The Company anticipates that its external service costs will decrease during the fourth quarter of 2006 relative to the third quarter due to completion of patient enrollment in this trial, which occurred early in the fourth quarter.

General and administrative expenses totaled $2.4 million for the third quarter of 2006, including $410,000 in stock-based compensation, compared to $2.2 million for the third quarter of 2005, including $125,000 in stock-based compensation. Excluding stock-based compensation, the decrease in general and administrative expenses was primarily due to lower professional fees, partially offset by increased costs associated with expansion of ACADIA’s administrative organization.

In September 2006, ACADIA entered into an agreement to fully settle its previously disclosed civil action, which settlement resulted in a gain of $4.0 million during the third quarter of 2006. During the third quarter of 2005, the Company recorded a provision for loss from litigation of $5.9 million related to this matter.

For the third quarter of 2006, an aggregate of $971,000 of non-cash, stock-based compensation expense was recorded pursuant to Statement of Financial Accounting Standards No. 123(R) and was included in research and development and general and administrative expenses. Prior to January 1, 2006, ACADIA accounted for employee stock-based compensation using the intrinsic value method under Accounting Principles Board No. 25.

Third Quarter 2006 and Recent Highlights

•	ACADIA announced in late-September 2006 that enrollment in its Phase II adjunctive therapy trial with ACP-103 in patients with schizophrenia was significantly ahead of schedule and that it expected to complete enrollment in this trial early in the fourth quarter. ACADIA reported today that it met this objective by completing enrollment of 423 patients in this clinical trial during October 2006 and remains on track to report top-line results from the study during the first quarter of 2007.

•	At the end of the third quarter, ACADIA held an end of Phase II meeting with the U.S. Food and Drug Administration (FDA) regarding its ACP-103 program for Parkinson’s disease psychosis (PDP). Following its interactions with the FDA, ACADIA is confirming its plans to initiate the first pivotal trial in its Phase III development program for PDP during the first half of 2007. The primary endpoint of the trial will be antipsychotic efficacy as measured using the Scale for the Assessment of Positive Symptoms (SAPS). ACADIA anticipates that this trial will enroll an aggregate of about 240 patients in three different study arms, which will include two doses of ACP-103 and one placebo arm. The treatment duration for each patient is expected to be six weeks.

•	ACADIA reported encouraging results in July 2006 from three initial clinical studies of ACP-104 in patients with schizophrenia. The results of these studies demonstrated that ACP-104 is safe and well tolerated after repeated dosing of up to 600 mg per day, and that initial signals of antipsychotic effects were observed within the tolerated dose range of ACP-104.

•	ACADIA announced in October 2006 that it had agreed to provide initial seed capital to help establish Abbey Pharmaceuticals, a startup biotechnology company focused on medications for substance abuse. The new company is led by Mark R. Brann, Ph.D., the founder and former President and Chief Scientific Officer of ACADIA.

•	ACADIA made presentations at the Society for Neuroscience Annual Meeting in October 2006 describing research completed in collaboration with Sepracor. In separate presentations, ACADIA scientists described studies aimed at further elucidating the molecular mechanisms by which novel muscarinic agonists selectively activate specific muscarinic receptor subtypes.

Conference Call and Webcast Information

ACADIA management will review its third quarter results and development programs via conference call and webcast later today at 5:00 p.m. Eastern Time. The conference call may be accessed by dialing 800-291-9234 for participants in the U.S. or Canada and 617-614-3923 for international callers (reference passcode 62345370). A telephone replay of the conference call may be accessed through November 20, 2006 by dialing 888-286-8010 for callers in the U.S. or Canada and 617-801-6888 for international callers (reference passcode 80393290). The conference call also will be webcast live on ACADIA’s website, www.acadia-pharm.com, under the investors section and will be archived there until November 20, 2006.

About ACADIA Pharmaceuticals

ACADIA is a biopharmaceutical company utilizing innovative technology to fuel drug discovery and clinical development of novel treatments for central nervous system disorders. ACADIA currently has five Phase II-stage clinical programs as well as a portfolio of preclinical and discovery assets directed at diseases with large unmet medical needs, including schizophrenia, Parkinson’s disease, sleep maintenance insomnia, and neuropathic pain. All of the drug candidates in ACADIA’s product pipeline emanate from discoveries made using its proprietary drug discovery platform. ACADIA’s corporate headquarters is located in San Diego, California and it maintains research and development operations in both San Diego and Malmö, Sweden.

Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements include but are not limited to statements related to the progress of and benefits to be derived from ACADIA’s drug discovery and development programs, the timing or design of future clinical trials, the timing of announcements of results from clinical trials, future plans with Abbey Pharmaceuticals, and expenditures for future periods. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery, development and commercialization, and collaborations with others. For a discussion of these and other factors, please refer to ACADIA’s annual report on Form 10-K for the year ended December 31, 2005 as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and ACADIA undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Collaborative revenues	$1,943	$3,673	$6,360	$8,513
Operating expenses
Research and development (includes stock-based compensation of $561, $337, $1,447 and $754, respectively)	16,099	8,402	38,479	21,497
General and administrative (includes stock-based compensation of $410, $125, $1,111 and $474, respectively)	2,364	2,223	6,945	6,261
Provision for loss from (settlement of) litigation	(3,981)	5,861	(3,560)	5,861

Total operating expenses	14,482	16,486	41,864	33,619

Loss from operations	(12,539)	(12,813)	(35,504)	(25,106)
Interest income (expense), net	1,276	507	2,855	1,174

Loss before change in accounting principle	(11,263)	(12,306)	(32,649)	(23,932)
Cumulative effect of change in accounting principle	—	—	51	—

Net loss	$(11,263)	$(12,306)	$(32,598)	$(23,932)

Net loss per common share, basic and diluted:
Before change in accounting principle	$(0.38)	$(0.53)	$(1.20)	$(1.11)
Cumulative effect of change in accounting principle	—	—	—	—

Net loss per common share, basic and diluted	$(0.38)	$(0.53)	$(1.20)	$(1.11)

Weighted average common shares outstanding, basic and diluted	29,732	23,343	27,277	21,507

ACADIA PHARMACEUTICALS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2006	December 31, 2005(1)
Assets
Cash, cash equivalents, investment securities and restricted cash	$94,657	$55,521
Prepaid expenses, receivables and other current assets	3,147	4,604

Total current assets	97,804	60,125
Property and equipment, net	3,014	2,283
Other assets	96	98

Total assets	$100,914	$62,506

Liabilities and Stockholders’ Equity
Current liabilities	20,767	21,701
Long-term liabilities	1,746	1,434
Stockholders’ equity	78,401	39,371

Total liabilities and stockholders’ equity	$100,914	$62,506

(1)	The condensed consolidated balance sheet at December 31, 2005 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.